Form C

Cover Page

Name of issuer:

Clip Interactive, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: CO

Date of organization: 1/14/2012

Physical address of issuer:

3100 Carbon Place
Suite 102
Boulder CO 80503

Website of issuer:

http://www.clipinteractive.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

750,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $750,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$750,000.00

Oversubscriptions accepted:

- [x] Yes
- [ ] No

If yes, disclose how oversubscriptions will be allocated:

- [ ] Pro-rata basis
- [ ] First-come, first-served basis
- [x] Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

3/30/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

28

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$988,632.00	$447,933.00
Cash & Cash Equivalents:	$753,895.00	$38,642.00
Accounts Receivable:	$107,654.00	$168,851.00
Short-term Debt:	$714,396.00	$538,679.00
Long-term Debt:	$9,359,699.00	$5,955,000.00
Revenues/Sales:	$1,052,406.00	$578,110.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($4,049,198.00)	($6,515,074.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Clip Interactive, LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Jeff Thramann	Entrepreneur	Clip Interactive	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael Lawless	CEO	2012
Jeff Thramann	Founder	2012
Jeff Thramann	Executive Chairman	2012
Michael Ramsburg	Chief Operating Officer	2012
Peter Shoebridge	CTO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Jeff Thramann	19925109.0 in the aggregate. Comprised of the Company's Series F Preferred Shares, Series B Preferred Shares, Warrants to Purchase Series 1 Common Shares, Warrants to Purchase Series B Common Shares	50.02

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Users of mobile apps and web players on the Company's platform could become less active on the platform which could adversely impact digital revenue.

Radio broadcasters might not develop a single app on the Company's platform that includes all radio stations. This would limit the number of users that would have access to interactive feeds and therefore limit revenue.

Radio broadcasters could choose to develop their own mobile apps and web players instead of maintaining their digital properties on the Company's platform.

As more options become available for consumers to access and engage content, activity on the Company's platform could decrease.

The Company may not enjoy the same level of radio station adoption outside of the United States which will limit the investment opportunity.

Radio may not be able to increase the number of advertisers interested in buying a digital ad synched to an on-air broadcast spot which will limit the potential for revenue growth.

Synching digital ads to the airing of a broadcast spot may not provide enough value to advertisers to justify the cost of the product. This will adversely impact the opportunity for the Company's revenue growth.

The Company will require additional financing beyond the $1M raised on the Wefunder platform to achieve breakeven. If the required funds are not raised, the Company may not achieve profitability and the SAFEs may not convert into the Company's equity securities.

The Company expects to expand into television in the future but there are no guarantees that the positive results the company is experiencing in radio will carry over to TV.

Radio is a traditional media that has lost advertising market share as multiple options for content consumption through other channels have attracted audiences. If radio is unable to maintain relevance, the investment opportunity through the Company will diminish.

The Company may never receive a future equity financing or elect to convert the SAFEs upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the SAFEs nor a liquidity event occurs, the Investors could be left holding the SAFEs in perpetuity. The SAFEs (and the Company's securities into which the SAFEs may be convertible) have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The SAFEs are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$750,000**

Use of Proceeds: An offering of $750,000 will result in estimated net proceeds of approximately $702,000 to the Company, after paying for attorney's fees and the 4% cash fee to WeFunder. Proceeds will be used fund the ongoing operations and growth related to customer deployments that are contractually secured. Additionally, proceeds will be applied to new strategic initiatives that broaden our overall offering to our customers and end users. Approximately $400,000 will be used to operate and enhance the core platform, including the addition of new features for the consumer facing mobile and web solutions that we deliver to our customers. Approximately $200,000 will be used to further build-out and accelerate our internal direct sales capabilities for both digital ad sales and interactive radio ad sales. Approximately $100,000 will be used to progress strategic initiatives and extend the scope of the platform's digital advertising reach and augment the content delivery capabilities of the platform.

If we raise: **$1,070,000**

Use of Proceeds: We will use the majority of the proceeds raised to fund the ongoing operations and growth related to customer deployments that are contractually secured. Additionally, approximately $120,000 will be used to accelerate and close new business which is currently being pursued and will add significant user growth and revenue growth opportunities, while also impacting overall operating expenses. With the existing (contracted) and expected new business, it is expected that approximately $460,000 of the proceeds will be used to operate and enhance the core platform. A portion of this will also address the development of new features for the consumer facing mobile and web solutions that we deliver to our customers. With the growing footprint of the customer base and user base, approximately $270,000 will be used to further build-out and accelerate our internal direct sales

capabilities for both digital ad sales and interactive radio ad sales. Approximately $165,000 will be used to progress strategic initiatives and extend the scope of the platform's digital advertising reach and augment the content delivery capabilities of the platform.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.

3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. **The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.**

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"). A summary of the main terms of the SAFE is provided below.

Purchasers of SAFEs (each, an "Investor") whose Purchase Amountcomprises a portion of the first $200,000 in aggregate Purchase Amounts of all SAFE(s) sold in this offering will receive an "Incentive Safe" and those Investors that purchase SAFEs that comprise the remainder of the offering (i.e., after the first $200,000 is purchased) will receive a "Standard SAFE." The Incentive SAFE and the Standard SAFE are substantively identical securities except that the Valuation Cap for the Incentive SAFE is $45,000,000 and the Valuation Cap for the Standard SAFE is $55,000,000. The Standard SAFE and the Incentive SAFE are both referred to herein as a "SAFE" or the "SAFEs".

To view a copy of the forms of Incentive SAFE and Standard SAFE, please see Appendix B, Investor Contracts.

The information provided is not intended to be legal, tax or investment advice. You should refer to the complete forms of SAFE in Appendix B for full details and information regarding the investment terms.

The SAFEs. The SAFE provides Investors the right, upon an equity financing, to certain preferred equity shares in the Company ("SAFE Conversion Shares"). If there is an equity financing (which is a bona fide transaction for the purpose of raising capital and is not part of the Company's current offering of its Series B Preferred Shares) in which the Company issues and sells a new series of preferred shares before the expiration or termination of the SAFE, the Company will automatically issue to the Investor a number of SAFE Conversion Shares as set forth in the section below titled "Conversion to Equity."

Conversion to Equity. Based on our SAFEs, when we engage in an offering of equity financing as described above, Investors will receive a number of SAFE Conversion Shares calculated as follows:

(A) if the pre-money valuation for such equity financing is less than or equal to the applicable Valuation Cap, an Investor will receive that number of SAFE Conversion Shares equal to the Purchase Amount for your SAFE divided by the price per share of the new series of preferred shares being issued in the financing, and such SAFE Conversion Shares shall have identical rights, privileges, preferences and restrictions as the units sold in the financing, except that such SAFE Conversion Shares will have no voting rights, other than required by law; or

(B) if the pre-money valuation for the equity financing is greater than the applicable Valuation Cap, an Investor will receive that number of SAFE Conversion Shares equal to the Purchase Amount divided by the Safe Price (as defined below), and such SAFE Conversion Shares shall have the identical rights, privileges, preferences and restrictions as the new series of preferred shares sold in the financing, except that the SAFE Conversion Shares will have (i) no voting rights, other than required by law; (ii) a per unit liquidation preference and conversion price for purposes of price-based anti-dilution protection equal to the applicable Valuation Cap divided by the Company's capitalization; and (iii) dividend rights based on the Safe Price. "Safe Price" means the price per share equal to the applicable Valuation Cap divided by the Company's capitalization.

Additional Terms of the Valuation Cap. For purposes of alternative (B) above, the Company's capitalization will be measured as all shares outstanding at the time, not including any SAFEs or convertible notes, plus any shares reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Voting Rights. Investors do not have voting rights by virtue of them holding a SAFE.

Execution.

Unless you are a "Major Investor" meaning that (i) your SAFE(s) have an aggregate Purchase Amount of at least $25,000 and (ii) WeFunder has verified that you are an "Accredited Investor" in accordance of Rule 506(c) of the Securities Act, then the following provisions shall apply in respect of your SAFE investment:

You will not execute transaction documents in order to receive SAFE Conversion Shares at the time of an applicable equity offering. Investor agrees to appoint a "Designated Lead Investor" as the Investor's legal proxy and attorney with the power to act alone and with full power of substitution, to, consistent with the SAFE and on behalf of the Investor (i) give and receive notices and communications, (ii) execute any instrument or document that the Designated Lead Investor determines is necessary or appropriate in the exercise of its authority under the SAFE and (iii) take all actions necessary or appropriate in the judgment of the Designated Lead Investor for the accomplishment of the foregoing. Such proxy and power will be irrevocable through and including the date of the final closing of an equity financing. The proxy and power, so long as the Investor is an individual, will survive the death, incompetency and disability of the Investor and, so long as the Investor is an entity, will survive the merger or reorganization of the Investor or any other entity holding the SAFE.

From and and after the date of the equity financing, the Investor will appoint the Company's Chief Executive Officer of the Company (the "CEO"), as the Investor's true and lawful proxy and attorney to: (i) vote all shares of the SAFE Conversion Shares as the holders of a majority of the SAFE Conversion Shares from the equity financing vote, (ii) give and receive notices and communications, (iii) execute any instrument or document that the CEO determines is necessary or appropriate in the exercise of its authority under the SAFE and (iv) take all other actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. Such proxy and power granted to the CEO will be irrevocable. The proxy and power, so long as the Investor is an individual, will survive the death, incompetency and disability of the Investor and, so long as the Investor is an entity, will survive the merger or reorganization of the Investor or any other entity holding shares of the Preferred Shares issued pursuant to the terms of the SAFE.

Other than with respect to the gross negligence or willful misconduct of the Designated Lead Investor or the CEO, in his or her capacity as the Investor's true and lawful proxy and attorney pursuant to the proxy granted pursuant to the SAFE (the Designated Lead Investor and the CEO together, the ("Proxy"), the Proxy will not be liable for any act done or omitted in his, her or its capacity as representative of the Investor pursuant to the SAFE while acting in good faith, and any act done or omitted pursuant to the written advice of outside counsel will be conclusive evidence of such good faith. The Proxy will have no duties or responsibilities except those expressly set forth in the SAFE, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Investor otherwise exist against the Proxy. The Investor shall indemnify, defend and hold harmless the Proxy from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "Proxy Losses") arising out of or in connection with any act done or omitted in

the Proxy's capacity as representative of the Investor pursuant to the SAFE, in each case as such Proxy Losses are suffered or incurred; provided, that in the event that any such Proxy Losses are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Proxy, the Proxy (or, in the case of the CEO, the Company) shall reimburse the Investor the amount of such indemnified Proxy Losses to the extent attributable to such gross negligence or willful misconduct (provided that the Proxy's aggregate liability hereunder shall in no event exceed the Purchase Amount). In no event will the Proxy be required to advance his, her or its own funds on behalf of the Investor or otherwise. The Investor acknowledges and agrees that the foregoing indemnities will survive the resignation or removal of the Proxy or the termination of the SAFE.

The Investor agrees to take any and all actions determined by the Company's board of directors in good faith to be advisable to reorganize the SAFE and any shares of the Preferred Shares issued pursuant to the terms of the SAFE into a special-purpose vehicle or other entity designed to aggregate the interests of holders of the SAFE.

Liquidity Events.

If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving
SAFE Conversion Shares, each Investor will, at its election, either (i) receive a cash payment equal to the Purchase Amount (subject to the following paragraph) or (ii) automatically receive from the Company a number of shares of the Company's Series 1 Common Shares equal to the Purchase Amount divided by the Liquidity Price (as defined below), if the Investor fails to select the cash option. "Liquidity Price" means the price per share equal to the applicable Valuation Cap divided by the number of shares of the Company's Preferred Shares or Common Shares (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) shares of Company's Series 1 Common Shares, Series 2 Common Shares or any other class or series of

common equity security of the Company created after the date of the SAFE, that are reserved and available for future grant under any equity incentive or similar plan; (ii) the SAFE; (iii) other SAFEs and (iv) convertible promissory notes.

In connection with Investors election to receive a cash payment as described in (i) above, the Purchase Amount will be due and payable by the Company to the Investor immediately prior to, or concurrent with, the consummation of the liquidity event. If there are not enough funds to pay (i) all amounts due under the Operating Agreement to holders of any series of preferred equity issued before the date of the SAFE and holders of the Company's Series B Preferred Shares ("Senior Preferred Holders") and (ii) the Investor and holders of other SAFEs (collectively, the "Cash-Out Investors") in full, then all of the Company's available funds will be distributed (i) first to the Senior Preferred Holders and (ii) second with equal priority and pro rata among the Cash-Out Investors in proportion to their Purchase Amounts, and the Cash-Out Investors will automatically receive the number of shares of Series 1 Common Shares equal to the remaining unpaid Purchase Amount divided by the Liquidity Price

Termination of the Company.

If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of SAFE Conversion Shares (excluding a liquidity event) (a "Dissolution Event"), or before the SAFE otherwise expires or terminates, the Company will pay (i) first to the Senior Preferred Holders any amounts due and payable to them in connection with a Dissolution Event under the Company's Operating Agreement (the "Senior Preferred Holders' Payment") and (ii) second an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event.

Repurchases.

If the Investor is not a Major Investor, the Company may repurchase the SAFE from the Investor prior to a change of control or Dissolution Event for the greater of (i) the Purchase Amount and (ii) the fair market value of the SAFE held by the Investor, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "Repurchase," and such greater value, the "Repurchase Value"); provided, however, that, in the event an equity financing occurs within three months after the Repurchase and the Repurchase Value is less than the Aggregate Value (as defined below) of the SAFE Conversion Shares the Investor would have received had the Repurchase not occurred (where such value is determined by multiplying the number of shares of Preferred Units by the price per share of the preferred shares in the financing or the Safe Price, and is referred to as the "Aggregate Value"), the Company shall pay to the Investor an amount equal to the difference between the Aggregate Value and the Repurchase Value promptly following the consummation of the equity financing.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No voting rights.
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Series 1 Common Shares	6,546,853	433,691	Yes
Series F Preferred Shares	12,975,000	12,975,000	Yes
Series A Preferred Shares	8,275,000	8,275,000	Yes
Series B Preferred Shares	14,343,142	14,343,142	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	6,546,853
Options:	3,316,309

Describe any other rights:

Under the Company's Operating Agreement, existing holders of the Company's Series 1 Common Shares, Series A Preferred Shares, Series B Preferred Shares and Series F Preferred shares have the following rights summarized below:

1. Holders of the Company's Series B Preferred Shares are entitled to: (a) an 8% accruing cumulative dividend, whether or not declared, (b) price-based anti-dilution protection for certain security issuances by the Company, (c) first priority preference in respect of Company distributions at a per share amount equal to 1.5x the original issue price of the Series B Preferred Shares plus any accrued but unpaid dividends (net of any previous distributions), (d) the right to appoint two directors to the Company's board of directors and (e) certain consent rights regarding waivers, amendments and transactions of the Company.

2. Holders of the Company's Series A Preferred Shares are entitled to: (a) a second priority preference in respect of Company distributions at a per share amount equal to 1.0x the original issue price of the Series A Preferred (net of any previous distributions) plus a right to participate pro rata with the holders of Series F Preferred Shares and Common Shares after the preferences of the Series A Preferred Shares and Series B Preferred Shares have first been satisfied, (b) a right to appoint one director to the Company's board of directors and (c) certain consent rights regarding waivers, amendments and certain transactions of the Company.

2. Holders of the Company's Series F Preferred Shares are entitled to: (a) a right to participate pro rata with the holders of Series A Preferred Shares and Common Shares after the preferences of the Series A Preferred Shares and Series B Preferred Shares have been satisfied, (b) the right to appoint one director to the Company's board of directors (who shall have two votes for any matter presented to the Board) and (c) certain consent rights regarding waivers, amendments and certain transactions of the Company.

4. Holders of the Company's Series 1 Common Shares are entitled to a right to participate pro rata with the holders of Series F Preferred Shares and Series A Preferred Shares after the preferences of the Series A Preferred Shares and Series B Preferred Shares have been satisfied.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the SAFEs held by an Investor have no voting rights , the holders of the outstanding equity interests of the Company could limit the Investor's rights in a material way. For example, those holders could vote to change the terms of the agreements governing the Company's operations (including the Operating Agreement) or cause the Company to engage in additional offerings (including potentially a public offering), or effect distributions out of the Company that would not trigger a conversion of the SAFEs.

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if holders of the Company's securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed
below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

Yes. See section titled "Risk Factors", "Description of SAFEs", etc.

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

In the future, we will perform valuations of our Series 1 Common Shares that take into account factors such as the following:

- unrelated third party valuations of our Series 1 Common Shares;
- the price at which we sell other securities, such as convertible debt or preferred shares, in light of the rights, preferences and privileges of our those securities relative to those of our common shares;
- our results of operations, financial position and capital resources;

- current business conditions and projections;
- the lack of marketability of our Series 1 Common Shares;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

The Company has a $6M secured credit facility with the Colorado Business Bank (CBB) personally guaranteed by Jeff Thramann at an interest rate of 4.25% (the "CBB Facility". The loan under the CBB Facility matures in March of 2018.

The CBB Faciltiy contains customary conditions to borrowing, events of default and affirmative and negative covenants, including covenants that restrict our ability to dispose of assets, merge with or acquire other entities, incur indebtedness, grant liens, make distributions to holders of our equity interests or make investments. The Company is in material compliance with such covenants as of 8/28/17.

The Company's obligations under the CBB Facility are secured by the the tangible and intangible assets of the Company, a personal guarantee from Jeff Thramann, and a $4,000,000 restricted cash account at CBB owned by Jeff Thramann. In addition, the CBB is also secured by a $2,000,000 cash account owned by one of the Company's shareholders (the "Collateral Shareholder"), who is being paid a fee of $660,000 (the "Fee") and was issued a warrant to purchase up to 300,000 shares of the Company's Series 1 Common Shares for use of his $2,000,000 cash account to support the CBB Facility's collateral package pursuant to a Collateral and Security Agreement. In the event any part of the $2,000,000 cash collateral is applied by CBB to pay the Company's obligations under the CBB Facility, the Company will issue to the Collateral Shareholder a promissory note in such amount. In addition, the Collateral Shareholder has a subordinated security interest in the Company's assets. The Fee accrues and is payable in March of 2018 unless the arrangement is extended or the shareholder converts the accrued interest into the Company's Series B Preferred Shares.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
3/2015	Regulation D, Rule 506(b)	Series B Preferred Shares	$15,000,000	General operations
1/2017	Regulation D, Rule 506(b)	Convertible Note	$5,100,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

In October 2016 Jeff Thramann (Founder and Chairman) was issued a convertible note with a principal amount of $1,963,546, and was issued a warrant to purchase up to 294,750 shares of the Company's Series 1 Common Shares as part of the the Company's October 2016 convertible note financing. The principal and accrued interest under such note was converted into 1,965,002 shares of the Company's Series B Preferred Shares in July 2017. Please find more details in Note 6 of the attached financial statements.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview

The Company generates revenue from four primary sources (all but #4 are recurrent):
1) Each radio station on the Company's platform pays a monthly subscription fee to cover the costs of supporting the mobile apps, webplayers and technology required to produce and publish the interactive digital feed (20% of 2017 revenue through July 2017).

2) Radio stations sell digital campaigns to their on-air advertisers. The digital campaigns consist of an interactive digital ad placed in the station feed synced to the on-air ad. Radio stations pay the Company a campaign fee for each digital campaign sold (39%).

3) The Company has access to digital inventory in the feed that is monetized through direct sales and 3rd party programmatic. (18%)

4) Partners pay development fees to develop individual apps and web players (23%).

The Company began generating revenue in 1Q14. The chart below depicts quarterly revenue through the close of 2Q17:

Digital revenue is the newest revenue source for the Company as it requires a significant user base to be of interest to advertisers. As we deploy web players for Entercom and release apps for their news, talk and sports stations, we are anticipating a large increase in users which results in more digital impressions available for sale. In addition, the Company is adding direct sellers of digital campaigns and continuing to optimize the process of selling our digital inventory. Early success is showing an increase in both inventory fill rates and the CPM price advertisers are paying for the inventory.

The recent growth acceleration in 2Q17 is primarily fueled by the addition of digital revenue.

Revenue from campaign fees on a station group basis has been flat to declining for some of our partners over the past year as a result of a campaign fee pricing structure that is too high relative to the audience size of mobile app and web player users for individual stations. We are in the process of converting the campaign fee pricing structure from a per campaign fee to a SaaS payment that will significantly lower campaign fees in exchange for securing a higher volume of radio station participants.

The Company was founded in 2012 to give radio listeners an easy way to interact with anything they heard on the radio and give advertisers a way to get feedback on who is interested in the content of their on-air broadcast spot. We spent two years building out the technology platform and launched our first commercial products in 2014 with a 6 station cluster in Portland, Oregon. Since that time we have steadily grown our user base to just over 1.3 million monthly actives and generated consistent year over year revenue growth.

In 2016, the Company signed Entercom to our platform. Entercom is the 4th largest broadcaster in the United States and in January of 2017, Entercom announced they were buying CBS Radio, the 2nd largest U.S. radio broadcaster by revenue. The CBS deal is expected to close in November of this year. With the deployment of Entercom, the Company now supports the mobile strategy of over 500 radio stations.

As the user base has accelerated with the latest deployments of Entercom and the signing of RadioOne earlier this year, the Company was able to offer our digital inventory for sale for the first time in Q2 of this year. The Company spent approximately eight months doing the work to connect to the programmatic exchanges to be able to sell and place 3rd party programmatic ads.

The Company's revenue has grown steadily. Second quarter 2017 revenue grew 133% over second quarter 2016 revenue. With respect to user growth, the Company finished the second quarter with 1,302,234 monthly actives which represents a 174% year over growth rate.

The Company expects to continue to grow our business as it completes the deployment of Entercom properties and expand its user base. Although there is no guarantee that the Company's historical results as described and depicted in this overview or its financial statements will continue to improve in the same way as they have in the past few years, the Company expects to generally grow the business in the coming years. Nonetheless, it may be years before Investors see a return on their investment, if they do at all.

The following uncertainties could affect the Company's financial condition, including the liquidity, cash flow and capital resources described below:

Liquidity

The following table summarizes the Company's cash and cash equivalents, accounts receivable, net working capital and cash flows for the periods indicated:

	2016	Q117	Q217
Net Loss	($4,049)	($922)	($745)
Depreciation	$116	$25	$21
Net working capital	$412	$82	($24)
Net cash used in operations	($3,521)	($815)	($748)
Capital expenditures	($3K)	-	-
Cash from financing activities	$4,239	$593	$317
Net increase in cash	$715	($222)	($431)
Beginning Cash	$39	$754	$532
Ending Cash	$754	$532	$101

The Company's cash and cash equivalents of $202K as of July 31, 2017 were held for working capital purposes and are held in our checking account. We anticipate using our available cash for operations within 3Q17. We base this estimate on our historical cash flows. The Company is not yet cash flow positive and has been raising money through the sale and issuance of its Series B Preferred Shrares beginning in March of 2015. To date we have closed just under $15M of the total $20M for this Series B Preferred Share financing. The Company has a current burn rate of between $200K and $250K per month with enough cash on hand for operations through the third quarter of 2017. Liquidity shortfalls in the past have primarily been covered by new and existing investors.

We expect that the proceeds of this offering will improve our liquidity and provide additional working capital for our Company to complete the deployment of Entercom mobile apps and web players which will increase our user base and associated revenues. The expected revenue growth from these continued deployments is expected to continue to reduce our burn rate. The proceeds of this offering or additional investment from existing or new investors will enable the business to continue to pursue its main activities and are necessary to our viability.

In lieu of a successful Wefunder round, the Company will cover expenses via a current open Regulation D offering (approximately $4.5M has been committed). Any immediate expenses will be covered by the founders.

Net cash used in operating activities consisted of $5,199,664 in 2015 and $3,520,799 in 2016.

Capital Resources

The Company has financed its operations through debt and equity financings since our launch in 2012. A detailed financing history of the Company is outlined below:

1) The Company sold and issued approximately $5,000,000 of the Company's Series A Preferred Shares which we completed in December 2012 at a pre-money valuation of $20,000,000.
2) In October 2013, the Company sold and issued convertible promissory notes to the Company's ,existing investors in approximately $6,000,000 in aggregate principal amount.
3) In May 2014, the Company sold and issued approximately $3.275,000M of the Company's Series A Preferred Shares at a pre-money valuation of $20,000,000.
4) In March 2015, the Company began commenced an offering of its Series B Preferred Shres, inclusive of full conversion of the $6,000,000 convertible notes. The pre money valuation for the Series B Preferred Shares offering was $30,000,000
5) In October of 2016 the Company conducted initiated a $5,100,000 convertible note financing from existing investors on a pro rata basis

which closed in January of 2017. The convertible notes converted into Series B Preferred Share July of 2017.
6) The Company continues to pursue the remaining approximately $5,000,000 the Series B Preferred Share financing, but no offer or such Series B Preferred shares is being made or to any Investor purchasing SAFEs under this SAFE offering.

Senior Credit Facility
Please refer to the CBB Facility described above under Item 24 for a description of the material terms of any indebtedness of the issuer.

Historical Results of Operations
Our total revenue increased from $578,110 end of year 2015 to $1,052,046 end of year 2016 for a year over year increase of 82%. This increase was primarily driven by growing revenue through radio station and the user base expansion. Monthly active users grew from 370,000 end of year 2015 to 806,931 end of year 2016 for a year over year increase of 118%.

Our overall direct costs of revenue, excluding interest expense, decreased from $6,177,771 in 2015 to $4,838,254 in 2016. This was largely driven by a reduction in sales and marketing expenses as well as research and development.

We expect these trends to continue in the current fiscal year and in the coming few fiscal years due to continued user growth, greater efficiencies in selling our core products and generating digital revenue as well as the introduction of high margin new SaaS product offerings.

The Company is currently on pace to report significant revenue growth again in 2017. First quarter 2017 revenues increased 41% year over year and second quarter revenues grew 133% year over year and 45% quarter over quarter. We expect this growth to accelerate as monthly active user growth is projected to almost double from our current user base of 1.3 million as we deploy web players and news, talk and sport station apps for Entercom before the end of the year. As this user base grows and we continue to improve our ability to optimize yield from the sale of digital inventory, we expect the growth trajectory to increase.

Because of the efficiencies associated with generating digital revenue and the maturation of the build of our core technology, the company is expected to increase revenue generation without adding significant resources. Although we do not expect costs to continue to fall significantly in 2017, we do not expect significant cost increases in order to meet our growth objectives in the near term. As we deploy new products that open new revenue channels, the company is planning on adding resources primarily in the form of personnel, specifically in sales and marketing side to drive revenue and research and development to engineer and productize new offerings.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.clipinteractive.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Clip Interactive Standard SAFE
Clip Interactive Incentive SAFE

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Jeff Thramann
Michael Lawless
Michael Ramsburg
Peter Shoebridge

Appendix E: Supporting Documents

Clip_Interactive_3rd_AR_Operating_Agreement__03-26-2015___002_.pdf


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INVEST

INVEST IN CLIP INTERACTIVE

The bridge between radio and digital engagement

Radio is a fleeting medium. When the 240 million radio listeners in America hear something they're interested in, they have no way to follow up. Now with Clip Interactive, you can actually see what you hear on the radio. Not only can you see this awesome content, you can interact with it directly on your mobile device in real time – view lyrics, buy concert tickets, enter the contest to win $1K, comment on the exclusive video, download a coupon for a free coffee, etc.

Jeff Thramann
FOUNDER & CHAIRMAN OF THE BOARD, CLIP INTERACTIVE

Future Equity (SAFE)

$55M valuation cap

A SAFE gives you the right to future shares in Clip Interactive. If you invest, you're betting the company will be worth more than $55M in the future.

Investors purchasing the first $200,000 of SAFEs receive a SAFE with a valuation cap of $45,000,000 for their portion of the first $200,000 of the aggregate Purchase Amounts under all SAFEs.

INVESTOR PERKS

$500+ On-demand playback of up to 10 songs per day in a radio station's feed plus membership in a product group that makes product recommendations and weighs in on priorities.

$1,000+ Unlimited on-demand playback of any song in a radio station's feed plus product group membership.

$5,000+ Unlimited on-demand playback of any song in a radio station's feed plus an ad free music streaming service with 10 skips per day and product group membership.

OUR AMBITION

By transforming how listeners engage with radio, Clip is also transforming the way broadcasters and advertisers connect with listeners like you. The impact will be revolutionary: Clip is bridging the distance between broadcast and mobile. Broadcast advertisers can now get “clicks” and “conversions” on over-the-air radio ads. Clip is combining the $31B mobile advertising world with the $15B radio industry, and everyone will benefit – especially Clip’s investors. Join us!

KEY FACTS

- 1.3 million monthly active users
- $1.1M revenue in 2016, double our 2015 revenue
- $1.7M in revenue booked for 2017 as of August
- 2,800 unique advertisers have run over 7,500 ad campaigns
- 14 prominent U.S. broadcasting companies are on the Clip Interactive platform

DOCUMENTS

App_Sneakpeeks.png

What_Do_We_Do_.pptx

clipinteractive.com

ADVERTISING ENTERTAINMENT LIFESTYLE MOBILE SOFTWARE MEDIA MUSIC TECH

THE BUZZ ABOUT CLIP INTERACTIVE

We strongly believe their interactive platform for broadcast, web and mobile listening will enhance our value to listeners and advertisers, leveraging the core strengths of our great stations and personalities.

Mark Charnock

Chief Digital Officer at R1 Digital (network of Radio One & Reach Media)

Clip is disrupting the radio industry by focusing on providing more convenience for consumers, while enabling better advertising tracking for stations. More importantly, I’m proud to be an investor, due to the amazing team…from top to bottom, this is the right team to build a strong platform company!

Mark Frank

Managing Director at Goldwing Capital

Clip Interactive Partners With Entercom To Provide Interactive Radio Platform

CLIP INTERACTIVE and ENTERCOM COMMUNICATIONS have partnered to deploy ENTERCOM's 129 radio stations on CLIP's interactive radio platform. When fully deployed, every ENTERCOM station will deliver interactive broadcast and stream

August 31, 2017 @ allaccess.com

Alpha Broadcasting Brings Interactive Radio To Portland

ALPHA BROADCASTING will bring interactive radio to PORTLAND, OR through their partner-ship with CLIP INTERACTIVE, a company focused on making broadcast radio interactive. With CLIP INTERACTIVE's technology, new apps enable listeners to

August 31, 2017 @ allaccess.com

Clip Interactive: Making Your Radio Mobile App Better

If you're like me you get an empty feeling from too many radio mobile apps. The addition of podcasts and social links can't mask the fact that the app is often little more than the audio stream with a fresh face. But is that all radio mobile apps should

August 15, 2017 @ markramseymedia.com

Customer-Centric Marketing: Multichannel campaign increases app engagement 56% for station

For media companies that rely on listeners and viewers to influence advertising spots, consumer engagement is everything. After KPRi, an independent radio station in San Diego, launched its app, the team saw a smaller weekend listener base than it

July 30, 2015 @ marketingsherpa.com

Clip Interactive announces new partners and revenue generation; we speak with CEO

Clip Interactive, a mobile platform for radio stations, released a slew of announcements of new partners and increased revenue for existing partners. We took the opportunity to speak with CEO Michael Lawless about the product and its recent

September 18, 2014 @ rainnews.com

Radio tech company Clip Interactive expands Boulder home base, while partnering internationally

Sometimes, the next innovation can be as close as the radio right in front of you in the car. That's how it was for Clip Interactive founder Jeff Thramann, who created a new way for listeners, terrestrial radio stations (aka non-satellite, Internet stations) and the

August 18, 2014 @ builtincolorado.com

Why was Clip Interactive created?

It was just another commute for founder Jeff Thramann. Driving down the road in downtown Denver, he heard an ad for a Christmas ice skating show that sounded perfect for his daughters. As the drive wore on, though, his mind drifted elsewhere. It wasn't until a month later, with Christmas already over, that he remembered the show. This open loop of information, one of the fundamental problems with radio and radio advertising, inspired Jeff to talk to leaders in the radio advertising space, who said closing the loop could be the Holy Grail of radio advertising. We believe that Clip Interactive is that Holy Grail.


12%
Digital Listenership 2007
53%
Digital Listenership 2017

Radio is Getting a Makeover

Radio, which more than 270 million Americans listen to, is becoming more modern. Digital radio listenership has boomed in the past decade, from 12% of all radio listeners in 2007 to 53% this year. The audience is there and ready for the next wave of radio, but advertisers haven't kept up.

93%	271 million	43 million
Listeners in America	Listeners in America	Listeners ages 18-34

How Our Innovative App Works

We're helping all radio stations join the digital age. Listeners tune into their favorite radio stations using our app and are presented with a chronological live feed.

What does this mean practically? Let's say you're listening to a talk show and they want to hear from you. You pull up the app, and message the station. Or you hear a commercial for pizza. You pull up the app and, you guessed it, press one button to order directly.



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GET THE APP

Phone in to your favorite talk show, enter raffles, even order pizza, all **directly from the app.**

Our Customers

For Users

Our free app lets our 1.3 million active users create streams of their favorite stations..

For Local Stations

Stations pay a fee to use the custom app and platform we build for them.

For Advertisers

When a company pays to run an ad with a Clip station, we take a cut.

Our 1.3 million listeners across the U.S. love us


SEATTLE
MONTRÉAL
TORONTO
BOSTON
CHICAGO
NEW YORK CITY
WASHINGTON, D.C.
UNITED STATES OF AMERICA
DENVER
SAN FRANCISCO
LOS ANGELES
ATLANTA
DALLAS
HOUSTON
MIAMI

15
Unique sessions per month

27 hours
Streaming hours per month

3 million
Projected MAUs by EOY 2017

Our broadcasters and advertisers love us

Synced digital campaigns run on the Clip platform consistently outperform traditional digital advertising in engagements per impression by a factor of **2.6 to 1.**

2,800
Unique Advertisers

14
Broadcasting Companies

7,500
Distinct Campaigns

Our Happy Clients Include

AARP, Buffalo Wild Wings, Chick-fil-A, Coca-Cola zero, Hydro Flask, jiffy lube, KIND, Shari's Berries, SportClips Haircuts, Vita Coco

A MESSAGE FROM OUR FOUNDER

Clip is changing the way listeners enjoy radio. Nobody knows the local music, sports, talk and news scene better than radio stations. Because of this, stations take pride in curating the best content for their listeners. Clip is rapidly becoming stations' go-to platform for empowering listeners to engage and explore content in any way they like. Clip lets radio fans stream any station and interact with anything they hear over the air or stream. Next, we want to introduce what we feel is the most interesting music play experience in the industry.

Music listeners will be able to consume free music with no ads, unlimited skips, while accessing on-demand music based on usage, not a monthly membership. We plan to deliver discovery content where indie artists on YouTube, SoundCloud, ReverbNation, Spotify, BandLab, and others will be available to listeners. Users will ultimately have full control of their content -- music, sports, news, or talk. Clip will present the best content curated by radio experts in a live feed to be enjoyed and shared.

The future of audio is incredibly promising. We are brimming with excitement to both grow our current relationships and develop new ones with all the avid radio listeners in the world. We are thrilled and honored to welcome our current users as impassioned investors, to see them believing in our vision, a feat made possible by Wefunder.

We are excited to have you on board.

Jeff Thramann

FOUNDER



Jeff Thramann

Founder & Chairman of the Board

Serial entrepreneur with 6 exits. 50+ patents. Neurosurgeon. Cornell. West Point.

AND THE REST OF THE TEAM



Michael Lawless
CEO



Mike Ramsburg
COO



Bill Freund
Chief Revenue Officer



Peter Shoebridge
CTO

DETAILS

What is Clip Interactive?

– COLLAPSE ALL

Clip Interactive is a technology platform built to capture the content being curated and broadcast over the air by radio so that we can present it to listeners and users on their mobile apps and web players. It gives the listener a chronological digital feed of anything they hear on the radio so they can interact with that content.

For example, you are listening to your favorite radio station in San Francisco. You pull out your phone and the app lists the last five songs and the three commercials that were between the five songs. You can then click on any song and download it at Spotify or click to the ad to buy something or go to the website that was advertised.

The radio stations will also do on-air promotions and contests. We have the ability to let individual users select different voluntary options like topics of interest. There's a bunch of different things they can do to reach additional content for things they are interested in. On a talk sports station, listeners may have specific teams they want to follow. Their feeds can pull in articles about those teams, game scores, and other information even though that may not be stuff being talked about on the radio.

How many radio stations does the service work with?

There are about 15,000 radio stations in the U.S. and between 3,000 and 5,000 major commercial stations. Of those, we are targeting stations in the top 100 markets, and that's about 3,000 stations total. Right now we are under contract with about 1,000 of those.

We find stations by going to broadcasters and talking about what kind of mobile and web solutions they're providing to their listeners today. Typically, the stations are very static with their digital offerings. The mobile apps that are out there are very difficult to monetize, which means the stations rarely monetize them at all. They essentially use the app to stream the station. All most stations really do is connect to iHeartRadio or TuneIn and then stream the stations through those platforms.

What are you offering the radio stations you partner with?

We go to stations and point out how they're not gaining interactive data from their listeners and so don't have a way to monetize their digital listener base. They're also not engaging with that audience on a mobile channel. We talk to them about our interactive capability and the fact that when they put their station on our platform, we tend to significantly increase the user base. It goes way beyond what they have on iHeartRadio or TuneIn. We tend to drive a lot interactivity with the radio station as people engage in different pieces of content in response to contests. With all of these capabilities, every time someone is engaging and pressing a button, we're learning more about the audience and what they want.

The radio stations can use that data to monetize their digital streams, and they can do that in two ways. One way is when they sell their regular spot ads to local advertisers, they can upcharge for a synced video ad on the mobile platform. A lot of good data comes back from that, and the stations are generating more revenue from their advertisers while giving advertisers the ability to exactly measure who's responding to their ad, how much they are engaging in it, and how well the message is getting distributed to the demographic they want to talk to. That's something advertisers can't typically do with radio.

The other benefit we provide is that as users go into the platform and browse through the stations, we can install visual ads into that platform. With the data we get from people interacting on the platform, we can target those ads very well so that we drive meaningful costs per thousand impressions. Obviously, the more you know about a user, the higher an advertiser will pay, so we provide them with those two monetization channels on digital outlets available to them today.

What kind of listener data are advertisers getting now from radio stations?

The basic data and standard demographic information associated with the listeners are very generic. For a particular genre, they can usually just say who they think the station is reaching. It's information like how much money listeners are making a year, where they're located, how old they are, and that's about it.

Who's paying Clip Interactive, advertisers or the radio stations?

Advertisers ultimately pay for it because the advertisers are buying the on-air spot. They decide they want to sync a video ad to the on-air ad and see who's responding. The advertiser pays the radio station for that. Clip Interactive works with the radio station by having the station sign a contract with us. We build all of the apps and the web player. Then the station pays us a monthly platform fee that is basically a flat fee for access to the technology platform. The stations get a content management system and some services to back that up and make interactive ads. We have all kinds of compelling ad units that include scratch-offs and different types of interactive complements. The radio station gets access to all of this for that flat platform fee. Then for every campaign they run with an advertiser, there's a campaign fee that goes to Clip Interactive.

We define the inventory available in each app, and then set in the contract how much inventory is available to Clip Interactive. It's usually all of the inventory, and a radio station could block that inventory if they don't want to put ads in front of the advertisers. But if that's the case, then the platform fees and campaign fees are much higher. Most stationschoose the lower platform fee and campaign fees, and then allow us to have the digital inventory because we do a better job of monetizing it. We will also work directly with the advertiser and tell them we can distribute their content across the whole platform rather than on a single radio station.

We market those digital impressions through teams we have that most radio stations don't have. We have direct sellers who are calling on advertisers trying to get in front of demographics that we know we have. We're talking to them about the data we have on these people and how we can target these people at scale across the country for specific advertisers. This means we can sell at a higher CPM than one radio station out there trying to do this. Then whatever we don't sell directly through private marketplace we enter into the programmatic exchanges. These exchanges are how digital ads are bought and sold in milliseconds. Advertisers are buying the digital space on a person's phone on one side and apps are selling the digital space on the other side. Advertisers bid for the space and the winning bid wins. The more inventory you have in the exchanges, the more data you present around each impression and the more skilled the people are on your trading desk team, the better pricing you can drive for each piece of digital inventory. That all comes from aggregating digital inventory.

What does the audience look like now and how are you measuring success?

The first thing we look at are our radio station customers and their renewal rates. We basically have a 100% renewal rate. Every broadcaster we sign gives us one or two stations to start with. Each time, we've flipped their entire group over to our platform, and once they flip we haven't lost anybody yet. So the renewal rates from our broadcast partners are very high, and that's typically because they're getting a good experience for their listeners.

The renewal rates for advertisers on the platform are also really high. We're up to 60%, which is unheard of in the radio industry because advertisers often stop for a long period of time and then come back. The high renewal rates are an indication that the data they're seeing is valuable to them. Of course, we can measure click through rates for engagement and more depending on what the purpose of the campaign is. There are a lot of industry benchmarks that we compare ourselves to, and our numbers are significantly higher.

What goal do the stations have when they use you?

At the end of the day making money is what it's all about. These are businesses and they're trying to make money while providing a good user experience. Clip Interactive is all about enabling the advertiser to get more out of the broadcast, which gives them all of this reach and awareness in the marketplace but doesn't traditionally allow for interaction. The whole thesis of Clip is that the broadcast drives all of this awareness, but digital is what really facilitates interactivity and engagement. Our whole reason for starting this was so that users who hear something interesting on the air can then engage it on a digital channel without having to think much about it. They don't have to remember to look it up later, they don't have to google it.

An advertiser puts an ad out, maybe for a concert. You hear it while you're driving in your car and you think, "I want to go to that concert." In the old world, by the time you get home, you would forget all about it. What we're doing is when that ad plays on air, we deliver a digital piece of that content into a mobile app or website that you visit in close proximity to hearing the ad..

We looked at advertisers on our platform who ran on-air ads and digital ads versus those that only ran a digital ad without any on-air ad. The digital only advertisers were just trying to target a specific individual so they bought digital impressions and placed a straight digital ad. The results showed that if you ran the on-air component with the same digital ad, you got 2.6 times more engagement per impression than you did if you didn't have an ad on air.This shows the power of the on-air ad to drive awareness and increase digital engagements.This has been known about radio forever, but it is very difficult to measure.

What are you looking at doing beyond the digital ads?

For the next phase of our evolution, we're building a database of device IDs, cookie syncs, and user graphs that are associated with every radio station. When an advertiser buys a radio spot, they know who they're trying to target. Clip can monitor all of the stations, and as soon as the ad plays, we take that data and we buy those device IDs as they show up in the programmatic marketplace, regardless of what website or app they come from. We have this built already and are testing the first campaigns. This is where we're going and it's really an exciting thing about Clip.

Here is an example of how this will work. Let's say Home Depot runs an ad on air about 10% off on some purchase. The user hears the Home Depot ad while driving and is interested in the deal. The user gets to work and opens Facebook. We deliver a digital version of the Home Depot ad to that person and they download the coupon and buy the item.

All of the ad-buy decisions are hooked up to artificial intelligence engines, so we're learning what's going on. We know that a user is in his car driving to work from 8:15 to 8:55 in the morning. Therefore, we know we're not going to sync a digital ad to that particular device ID at that time. We're going to sync it to that device ID when they get out of their car, maybe 50 minutes later for that particular user. We are directly integrating into Facebook, Snap, Instagram, Pinterest and YouTube to do real-time ad buys and buying most other publishers through AppNexus.

What does this potentially mean for advertisers' budgets? ^

Let's say you're an advertiser and you're spending $100,000 on digital ads. All you are buying is digital, and you're going out there and you're getting your results. We want to be able to go to that advertiser and tell them that's not the way they should buy digital. We know that if they add radio to that and the targeted buying of our platform they are going to get two and a half times better results. Our numbers show 2.6 times better, to be exact. That means to get the same digital results, the advertiser would only need to spend $38,000 instead of $100,000. That frees up $62,000 to buy radio and drive awareness.

What are the different ways Clip Interactive makes money? ^

Clip Interactive is both a media company and a marketing technology company. The media company is really a publishing platform for radio stations, and we build their mobile apps and web players. We provide an interactive feed of all their content, and we monetize that in two ways. One way is by selling digital ads synced to the on-air component. The stations sell that to the advertisers and charge an additional fee for that. Clip Interactive is paid through our contract with the radio stations. The other way we monetize this is by selling the digital impressions generated by our user base, which is currently 1.3 million monthly active users generating about 100 million digital impressions a month.

We have also moved into marketing technology. As a media company and publishing platform, we're actually on the selling side of the programmatic exchanges. We're selling digital inventory into our platform and mobile apps. On the marketing technology side, we're on the opposite side of the business, the buying side. Now we're working with big advertisers and big agencies that are buying the radio and TV spots. We're taking the list of people that they're reaching with radio and TV buys, and we're buying those digital impressions across all mobile apps, including the Clip Interactive app. We're buying across Facebook, Clip Interactive, ESPN, CNN, whatever app someone opens. We're looking at who that impression is coming from, and if that person is a known listener to a station where that ad just ran, we buy that impression. We're basically telling digital advertisers that radio and TV are powerful tools that drive much better return on investment than a digital buy alone.

What is your partnership with Shazam? ^

Our arrangement with Shazam is probably the coolest partnership we have. We receive a direct data feed from Shazam for every Shazam event that occurs.We get the device ID associated with the phone that did the Shazam event. Then we correlate it to the station that they shazamed against. Shazam's technology isn't able to do this, but ours can. A lot of Shazam events are against radio so it's an ongoing database of device IDs that builds up over time.

In addition to Shazam, we're working with Triton Digital where they stream radio stations to everybody on TuneIn and other platforms. Of course, we have partnerships with all of our radio stations, and Clip Interactive knows everybody that's on our app and what station those users are associated with. We get to ingest all the data that radio stations have on their users.

When did Clip Interactive get started and how fast are you growing? ^

We officially started back in 2012. The story of how we started is pretty interesting. I was driving down the road and I heard an ad for a Christmas ice skating show at the Pepsi Center in Denver. It made me think that I wanted to take my girls to that show. It wasn't until about 30 days after that, when Christmas was long gone, that I remembered the ad and the show. By that time it was too late.

It made me think about how one of the problems with radio is that you can't make that final connection. I talked to some folks in the radio advertising space who told me that if I could close that loop for advertisers so they could buy an on-air spot and get feedback on who is listening, that would be the Holy Grail for radio advertising. So I hired some local engineers to see if we could solve the problem. It turns out it's pretty hard to identify an on-air ad and attribute it to the station just with a mobile app. Long story short, we went out and built a whole technology platform that could do this, and we got it to work. I then went out and hired a CEO, Mike Lawless, who had done a bunch of past tech deals. Clip Interactive was like Mike's seventh tech start-up play in the Boulder area. We then built the team from there.

We had no stations at that time and it took us about two years to build a commercial product that worked really well. Originally it was a little bit different. Our main focus when we started was to be able to shazam anything off of radio. We just built a different technology platform to identify stations and content, but to the user it worked the same as Shazam. What we found out was that people wanted more content, so we started feeding them three different things and they were interacting with all of it.

Then we shifted to the feed concept and provided real-time interactive streams for all the content. That's when users really started getting interested in it. We expanded the radio stations after spending two years essentially building the platform. We got into our first stations in 2014. We probably had around 20 stations at the end of that year, and then at the end of 2015 we were up to around 100. Then in 2016 it was between 200 and 300, and now we have over 1,000 under contract. More than 400 of those have launched so far, and we're working through the backlog on the others.

How are you acquiring new stations and customers?

I'm going to give all of the credit around station acquisition to our chief revenue officer and head of business development, Billy Freund, who is a longtime radio veteran. He is one of the founders of Triton Digital, which streams almost all of the digital stations for radio, so he has relationships with everybody. We were able to hire him after Triton as one of our earliest employees. Through his relationships, he's bringing all of the radio stations to the platform. And as we start getting a reputation for monetizing and strong results, he keeps getting more and more stations.

The big group that we don't have and that we probably won't get is iHeartRadio. They're essentially who we are competing against. We would like to partner with them and have them put our feed into iHeartRadio, but they won't do that until we hurt them, at least that's what their CEO Bob Pittman told me. But we think we're going to get them at some point. We have everybody else. We have Cumulus, which is the second largest station group. They have a small market with us right now and are looking to expand. CBS Radio is the number three group and was just bought by Entercom, which is our partner on the platform. CBS will hopefully be rolling out with us next year. We have most of the other major broadcasters on the platform: Radio One, Alpha Broadcasting, Beasley/Greater Media, Entravision. We're working on Univision and Cox.

Can people listen on Clip now?

They can! We have an aggregation app available called Radio Connect. It has all of our stations on it and anybody can download it. But we don't market Radio Connect. Radio stations don't promote it because they push their own station branded apps on our platform. And that's how we get our users. Radio promotes to their listeners. It doesn't cost us anything, which is another beautiful thing about this model.

When we first started, we called the aggregation app Clip Radio App, but the stations preferred promoting their own app. So we built radio station apps on our platform and now we have hundreds of individual radio station apps all powered by the Clip platform. Then we of course have access to all the digital inventory from these different apps which we aggregate and monetize. We hope to eventually have our own aggregation app, promoted by radio and competing with TuneIn and iHeartRadio

How can Clip Interactive eventually start beating the big players, iHeartRadio and TuneIn?

iHeartRadio is essentially taking themselves out of the game to where there's nothing there for the other radio stations not owned by iHeartMedia. iHeartRadio has shown its cards over the last two years by showing that it used the iHeartRadio platform to gather data on radio listeners for their own purposes. They owned that data and didn't share it with the rest of the industry. They're using that to drive better contracts with the advertisers and get a bigger market share. iHeartRadio has decided to be the app for iHeartMedia and just the iHeartRadio stations. We are talking to the rest of the industry about forming this other aggregation player as a competitive response to iHeartRadio. Once our aggregation app is out there, most of our stations will hopefully turn off their streams to iHeartRadio and TuneIn in order to concentrate listeners on their aggregation app. This would leave iHeartRadio as an iHeartMedia app and TuneIn with less choice for the listener. Alternatively, radio could stay on iHeartRadio and TuneIn but require those platforms to provide Clip's interactive content feed so stations could harvest data from iHeartRadio and TuneIn from people listening to their station. That's how I think we would compete there.

Once the Clip Interactive aggregator app is running, will stations licensing their content to TuneIn be able to operate on both platforms?

They can do whatever they want, so they can continue to do both. The only benefit to that for them is that they're getting Nielsen ratings for that, especially for radio stations that simulcast. So if they stream the same thing they broadcast over the air, Nielsen will recognize that as additional ratings.

What future situations worry you the most?

I look at the risks from two different categories. Looking at the publisher platform and our partnerships with radio, the biggest thing I worry about there is Entercom and CBS combining and then wanting to repeat the iHeartRadio story where, rather than building an independent platform for all of radio, they basically buy the Clip platform to push an aggregation play that is not truly independent. I don't think that's the smartest move for them, so I don't think that will happen, but it is a possibility. Other than that, there's no big competitor out there for us.

If we can't get everybody to aggregate around one big app, the number of users in any of the individual station apps is limited, so the upside to the company would be limited. We think the number of active monthly users we would get with an aggregation play is somewhere around 7 million to 8 million. That's without a music play. If we're able to aggregate and put in a music component, it's going go up to 20 million active users.

From a technology standpoint, there are really no risks. We've ensured the technology works like a charm. The user base is very stable. The retention rate on the app is high. These are loyal radio listeners who like the content that's being curated locally for radio. They come back over and over again, and they're very consistent in their interactions with the feed. Advertisers are getting good results with it and I have no real fears there.

Why is your team the right one to make Clip Interactive a success?

CEO Mike Lawless has ample experience on the tech development side and is a great product guy. Bill Freund, CRO, knows everybody in the radio space. Mike Ramsburg, COO, is providing great service to our station partners. These guys are leading radio down a path to our platform. We have a ton going on from a vision perspective, which is where I focus most of my time. I'm looking at where we are going and what the new radio experience will be like. We believe it's going to be this on-demand, audio content exploration experience. My background is actually in neurosurgery. I did my undergraduate at the military academy at West Point and then did a short stint in the military before going to medical school at Cornell University. I then did my neurosurgery residency in Phoenix. Through all of that, I've always been an inventor, looking at problems and coming up with ideas to solve them. I have north of 50 patents either issued or pending on all kinds of different things. I started six different companies prior to this company. I was the founder for each of them, and I brought in the management teams to run them. Each one of them did very well and each one had a successful ending. This is my first tech company. I brought in an established technology team to build off of my idea. This team has great vision, is able to adapt the product and move it to where it needs to be to achieve success.

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RISKS SPECIFIC TO CLIP INTERACTIVE

1.

Users of mobile apps and web players on the Company's platform could become less active on the platform which could adversely impact digital revenue.

2.

Radio broadcasters might not develop a single app on the Company's platform that includes all radio stations. This would limit the number of users that would have access to interactive feeds and therefore limit revenue.

3.

Radio broadcasters could choose to develop their own mobile apps and web players instead of maintaining their digital properties on the Company'... **READ MORE**

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

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Clip Interactive is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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Michael Lawless

CEO at Clip Interactive

Clip Interactive • US Air Force Academy

Greater Denver Area • 500+

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Michael has more than 25 years of experience designing and developing software products, building outstanding teams and operating and growing companies. His areas of expertise include:

- Early stage technology company development
- Turning product concepts into revenue generating businesses
- Consumer facing web and mobile business
- Software design, development and process
- Collaborative and participative leadership

Specialties:

Critical thinking || Grace under pressure || Open mindedness || Judging character || Sincerity

See less

Experience

CEO

Clip Interactive

Jan 2012 – Present • 5 yrs 9 mos

Boulder, CO

Clip Interactive's mission is to give interactive radio to the masses in order to bring more listeners to stations and provide new services to listeners, advertisers, labels and station owners through both stand-alone apps for individual stations as well as the Clip Radio app, which aggregates all Clip Interactive stations.

Clip has an awesome team of creative people who are literally changing an industry. Radio is a powerful media channel. It reaches 240 million people each month. It entertains, informs and - if you enable it - compels action. We enable it.

Media (1)



Clip Radio. Radio Evolved.

Vice President of Engineering and Operations/COO

Trada, Inc.
Oct 2008 – Aug 2011 • 2 yrs 11 mos
Boulder, CO

Trada is a paid search advertising marketplace where Internet advertisers can run Google and Search Alliance pay-per-click campaigns and where SEM experts build and maintain all ad content for those campaigns. I helped start the business, managed the development of the marketplace and ran operations pre and post launch.

Vice President of Engineering

Newmerix
Dec 2005 – Oct 2008 • 2 yrs 11 mos
Superior, CO

As VP of Engineering I re-staffed and managed the product development team which developed the three main products that Newmerix marketed and sold in the ERP space. One of my bigger accomplishments was to turn around an underperforming team which had been constrained by process and lacked consistent, focused product direction. The result was that the organization was able to develop and deliver core business products and then expand into new markets with new products.

Director of Engineering

Hart InterCivic
Nov 2001 – Sep 2005 • 3 yrs 11 mos
Lafayette, CO

As Director of Engineering I managed a small team of talented engineers that delivered outstanding hardware and software products in the electronic voting arena. My responsibilities included obtaining federal certification of the system which involved meeting an extremely high quality standard. The success of the voting system allowed the business to expand into new product areas which included the development of a large scale voter registration system. I managed the growth of the team from 7 to 32 engineers in four years.

Director of Engineering

SmartTalk.com
2000 – 2001 • 1 yr
Boulder, CO

I was recruited to this start-up company as the first member of the engineering team to build the organization. I staffed and organized a 14 person multi-function technical team to build a Java and Oracle based, massive-scale (millions of transactions per hour) messaging application. Accomplishments include leading the on-time completion of software that executed intelligent CRM messaging campaigns using telephony, e-mail, and web technologies. The product was deployed and used in revenue generating campaigns.

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Education

US Air Force Academy
BS, Engineering
1981 – 1985

University of Dayton
MA, Experimental Psychology
1987 – 1990

Academic focus was on Human Computer Interaction research.

Braintree High School

Volunteer Experience

Volunteer Coach
Boulder EXPAND
Oct 2000 – Present • 17 yrs
Children

I help coach Special Olympics gymnasts in Boulder's EXPAND program.

Featured Skills & Endorsements

Product Manage... · 60

Endorsed by **Jim Franklin and 1 other who is highly skilled at this**

Endorsed by **4 of Michael's colleagues at Clip Interactive**

Start-ups · 52

Endorsed by **Ed Roberto and 3 others who are highly skilled at this**

Endorsed by **3 of Michael's colleagues at Clip Interactive**

Cross-functional ... · 42

Endorsed by **3 of Michael's colleagues at Clip Interactive**

View 30 more

Recommendations

Received (11) Given (19)



Stephen Crockett
Fountainhead Networks, Inc. - President
October 28, 2011, Michael was a client of Stephen's

My company is a vendor to Trada and in the process of a very high stress, high pressure project launch I found Michael to be extremely professional with a very balanced and fair approach in working with his vendors like Fountainhead. Michael was a consummate professional throughout and represented Trada very well.

Brian Staton
Senior Software Engineer
October 27, 2011, Brian reported directly to Michael

I consider Michael one of the best managers I've worked for and I can't recommend him more strongly. Michael was hired a few months after I joined Newmerix. The improvements to the overall heath and effectiveness of the engineering organization before and a few months after he joined were dramatic. Newmerix had a largely dysfunctional engineering team without effective leadership. Product management changed directions before the development team could finish the last task. Quality was poor and everyone was extremely frustrated. Under Michael's leadership we were able to manage scope effectively, deliver high-quality and timely releases, improve our overall efficiency and have a lot of fun doing it. Now I can't give Michael 100% of the credit, but he nurtured or recruited a lot of the talent that contributed to our success. That's one of Michaels strengths – getting engineering aligned with the business objectives of the rest of the organization and effectively attracting and managing the talent required to execute on those objectives.

View 9 more recommendations

Interests

Universal Music Group
206,109 followers

University of Dayton Alumni
14,751 members

United States Air Force Academy
43,722 followers

Crowdsortium
152 followers



Guy Kawasaki
Chief evangelist + keynote speaker
2,557,330 followers

USAFA Alumni
7,486 members

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Michael Ramsburg

COO at Clip Interactive

Clip Interactive • Williams College

Boulder, Colorado • 500+

Send InMail

Experience

COO
Clip Interactive
Aug 2016 – Present • 1 yr 2 mos
Boulder, CO

Vice President, Account Services
Clip Interactive
Aug 2012 – Aug 2016 • 4 yrs 1 mo
Boulder, CO

Account Director
Booyah Online Advertising
Aug 2011 – Aug 2012 • 1 yr 1 mo

Agency Programs
The Trada Group
Aug 2010 – Sep 2011 • 1 yr 2 mos

Head of SEM Development at VivaKi UK (Publicis Groupe)
VivaKi
Jan 2010 – Aug 2010 • 8 mos

Working alongside Heads of Search from ZenithOptimedia, Starcom and Razorfish to implement custom reporting solutions, capture current PPC process maps, document best practices, and coordinate training and development for the combined 60+ PPC professionals working within VivaKi's UK agencies.

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Education

Williams College
B.A., History
1998 – 2002
Activities and Societies: Football Springstreeters

Featured Skills & Endorsements

SEM · 33
Endorsed by **William Overin and 1 other who is highly skilled at this**
Endorsed by **2 of Michael's colleagues at Booyah Advertising**

Digital Marketing · 28
Endorsed by **Adam Palczewski and 1 other who is highly skilled at this**
Endorsed by **5 of Michael's colleagues at Clip Interactive**

PPC · 27
Eric Bobak and 26 connections have given endorsements for this skill

View 22 more

Recommendations

Received (3) Given (7)

Colt Foutz
Director, Digital Content Optimization at TransPerfect
July 26, 2010, Colt reported directly to Michael

As manager of copy writing services at Performics, Mike combined a thorough understanding of Search Marketing with a steady management style to produce great results from a team of copy writers he helped recruit. Assignments and deadlines were clearly spelled out -- essential when working with off-site contractors -- with written examples that showcased Mike's commitment to understanding what the client wants and finding the effective way to say it. I learned a lot from Mike, and grew to know him as a loyal manager who is confident enough to trust those who report to him. I appreciated his trust in me when he recommended me, first, for an internal copy writing position at Performics, and later, to take over the team as he pursued a promotion abroad. Mike is a capable manager and an innovative coworker. Turn him loose on your big-ticket projects and see how far he takes them.

Nick Graham
Global Director Digital Marketing and Media at Huawei Technologies
July 14, 2010, Nick worked with Michael but at different companies

I've had the pleasure of working with Mike in evolving the SEM businesses for VivaKi UK. He's highly professional, attentive and possesses a balanced understanding of corporate hierarchy, operations and people. I have valued Mike's support and advice throughout our rapid development as a group. Without doubt, Mike has facilitated stronger relations between the group's search teams. Most of all, I have benefited from his keen regard for service delivery.

View 1 more recommendation

Interests

DoubleClick Alumni
2,535 members

Williams College
24,412 followers

Social Media Marketing
2,032,816 members

Tendril
3,532 followers

Williams College
25,652 followers

Next Gen Market Research (NGMR)...
42,536 members

See all



...

Peter Shoebridge

CTO at Clip Interactive

Clip Interactive • ravensbourne school

Boulder, Colorado • 313

Send InMail

Experience

CTO
Clip Interactive
May 2014 – Present • 3 yrs 5 mos
Boulder, Colorado

VP of Product
Clip Interactive
Jul 2013 – Apr 2014 • 10 mos
Boulder, Colorado

CTO
Tipping Point Gaming LLC
Jan 2012 – Jul 2013 • 1 yr 7 mos
Boulder, Colorado

Founder & CEO
Blue Yonder Gaming Corp
Nov 2008 – Apr 2012 • 3 yrs 6 mos

Providing server based gaming technology and platforms to the gaming industry.

VP Development
Sona Mobile, Inc
Aug 2005 – Sep 2008 • 3 yrs 2 mos

Led the team that built the first wireless casino gaming system approved by Gaming Labs International in 2007. Further enhanced the system into a fully fledged server based gaming system.

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Education

ravensbourne school

Featured Skills & Endorsements

Software Develop... · 26
Endorsed by **Brad Porter and 1 other who is highly skilled at this**
Endorsed by **4 of Peter's colleagues at Sona Mobile**

Agile Methodolog... · 16
Endorsed by **John Kaplan, who is highly skilled at this**
Endorsed by **2 of Peter's colleagues at Sona Mobile**

Mobile Applications · 14
Endorsed by **2 of Peter's colleagues at Sona Mobile**

View 22 more

Recommendations

Received (2) Given (4)

Paul S. Smith
Chief Operating Officer
June 18, 2009, Paul S. worked with Peter in different groups

Peter was one of sharpest ad business savvy Technology preofessionals I have ever worked with! Besides being one of the most enjoyable people to work with, Peter was also extremely focussed on developing the best product possible and always looking at market needs first, when developing and updating our software. I have worked with numerous talented Development executives and must say that Peter was the most business savvy of all of them and also could roll up his sleeves to make it happen himself!!!!

Eric Schlenz
Principal Software Engineer at ibotta, inc.
January 6, 2009, Eric reported directly to Peter

Peter is a great leader and incredibly technical. He has years of experience and the natural ability to problem solve. His drive to achieve is contagious and his enthusiasm is to be admired. It has been both educational and inspirational to have worked with him.

Accomplishments

4 **Patents**
ADVISORY SYSTEM AND METHODS FOR USE IN GAMING • Wireless communal gaming system • Security devices for implementing hand-held wagering • Systems and methods for storing differing data formats in fixed field definitions

Interests

Casino Slots Games (Online, Socia...
4,526 members

Clip Interactive
242 followers

FOR ALL YOUR 3D ANIMATION VFX ...
63,650 members

Game Developers
126,454 members

New Tech (BDNT) Colorado
8,484 members

Casino Life Magazine
5,718 members

See all



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